Exhibit 10.3

[    ] Recipent’s Copy

[    ] Company’s Copy

FTI CONSULTING, INC.

2004 LONG-TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

To Dominic DiNapoli (“Optionee”):

FTI Consulting, Inc. (the “Company”) has granted (the “Award”) you an option (the “Option”) under the FTI Consulting, Inc. 2004 Long-Term Incentive Plan, as amended from time to time (the “Plan”), to purchase 100,000 shares of the common stock, $0.01 par value (“Common Stock”) of the Company (the “Shares”), at $26.24 per share (the “Exercise Price”) on November 1, 2005 (the “Grant Date”), subject to your signing and promptly returning a copy of this Agreement (as defined below) to the Company.

This agreement (the “Agreement”) evidences the grant of the Option. The Award is subject in all respects to and incorporates by reference the terms and conditions of the Plan. A copy of the Plan and the Prospectus for the Plan, as amended from time to time (the “Prospectus”), is attached. By executing this Agreement, you acknowledge that you have received a copy of the Plan and the Prospectus. You may request additional copies of the Plan or Prospectus by contacting the Secretary of the Company at FTI Consulting, Inc., 900 Bestgate Road, Suite 100, Annapolis, Maryland 21401 (Phone: (410) 224-8770). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally. This Agreement and the Award of the Option for the Shares are made in consideration of your employment with the Company and in fulfillment of applicable terms in the written employment agreement dated as of the Grant Date between you and the Company (the “Employment Agreement”).

All terms not defined by this Agreement have the meanings given in the Plan. The Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to the fullest extent permitted by that Section. The Company, however, does not warrant any particular tax consequences of the Option. Any portion of the Option that exceeds the statutory limit under Code Section 422 will be treated as a nonstatutory stock option.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Option:

(1)	You may exercise the Option on or after the Grant Date only as follows:

a.	Provided you remain employed with the Company or an Affiliate on the applicable date and except as provided otherwise in this Agreement, you may exercise the Option as follows:

i.	Up to One-Third (1/3) of the Shares on or after the Grant Date;

ii.	Up to Two-Thirds (2/3) of the Shares on or after the first anniversary of the Grant Date; and

iii.	All of the Shares on or after the second anniversary of the Grant Date.

b.	The Option will expire at 5:00 p.m. Eastern Time on the tenth anniversary of the Grant Date (the “Expiration Date”).

c.	The Committee may, in its sole discretion, accelerate the time at which you may exercise part or all of the Option.

d.	The Option will become exercisable in full immediately upon termination of your employment for any or no reason coincident with or during the 12-month period after the Change of Control occurs.

e.	The Option will become exercisable in full upon your termination of employment by the Company without Cause (as defined in the Employment Agreement) or by you with Good Reason (as defined in the Employment Agreement).

f.	The Option will become exercisable in full upon your death or becoming Disabled (as defined in the Employment Agreement); provided you are employed by the Company on the date of death or the date you become Disabled.

g.	You may exercise the Option only in multiples of whole Shares and may not exercise the Option as to fewer than one hundred shares (unless the Option is then exercisable for fewer than one hundred Shares) at any one time. At the time of exercise, the Company will round down any fractional shares but will not make any cash or other payments in settlement of fractional shares eliminated by rounding.

(2)	Subject to this Agreement and the Plan, you may exercise the Option only by notice to the Company, in such form and manner as the Committee may require, on or before the Option’s expiration date or earlier forfeiture. Each such notice must:

a.	state the election to exercise the Option and the number of Shares with respect to which it is being exercised;

b.	contain such representations as the Company may require; and

c.	be accompanied by full payment of the Exercise Price payable for the Shares or properly executed, irrevocable instructions, in such manner and form as the Committee may require, to effectuate a broker-assisted cashless exercise through a brokerage firm acceptable to the Committee. The Exercise Price may be paid to the Company via cash, check, money order or wire transfer, and subject to such limits as the Committee may impose from time to time, tender (via actual delivery or attestation) of other shares of the Company’s Common Stock previously owned by you.

For all purposes of the Plan, the date of exercise will be the date on which you have delivered the notice and any required payment (or, in the case of a broker-assisted cashless exercise, irrevocable broker instructions acceptable to the Committee) to the Company.

(3)	You agree to give prompt notice to the Company if you dispose of any Shares acquired upon exercise of the Option within one (1) year after you acquire them or within two (2) years after the Grant Date.

(4)	You will forfeit any unexercised portions of the Option upon either your resignation or the termination of your employment or service relationship with the Company or its Affiliate for any reason except as set forth below or as may otherwise be determined by the Committee at any time:

a.	If your employment is terminated due to death or Disability (as defined in the Employment Agreement), your Option will remain exercisable, to the extent exercisable on the date of termination, for twelve (12) months after the date of your death or Disability or until the Expiration Date, if earlier, and any unexercised portions will be forfeited thereafter.

b.	If you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide services to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. However, the Option will not be treated as an “incentive stock option” within the meaning of Code Section 422 with respect to any exercise that occurs more than three (3) months after such cessation of the common law employee relationship (except as otherwise permitted under Code Section 421 or 422). In the event that your employment or service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

c.	The unexercised portions of the Option will be forfeited immediately upon your termination by the Company for Cause (as defined in the Employment Agreement) or by you without Good Reason (as defined in the Employment Agreement).

(5)	As soon as practicable after exercise of the Option, the Company will deliver a share certificate to you, or deliver Shares electronically or in certificate form to your designated broker on your behalf, for the Shares issued upon exercise. Any share certificates delivered or Shares delivered electronically will, unless the Shares are registered and such registration is in effect, or an exemption from registration is available, under applicable federal and state law, bear a legend (or electronic notation) restricting transferability of such Shares.

(6)	The Company may postpone the issuance and delivery of any Shares for so long as the Company determines to be necessary or advisable to satisfy the following:

a.	the completion or amendment of any registration of the Shares or satisfaction of any exemption from registration under any securities law, rule, or regulation;

b.	compliance with any requests for representations; and

c.	receipt of proof satisfactory to the Company that a person seeking to exercise the Option after your death is authorized and entitled to exercise the Option.

(7)	You may not exercise the Option if the issuance of the Shares upon such exercise would violate any applicable federal securities laws or other laws or regulations.

(8)	This Agreement does not limit in any manner the right of the Company or its Affiliate to discharge you at any time with or without Cause (as defined in the Employment Agreement) or without notice, and whether or not such discharge results in the forfeiture of any Options or any other adverse effect on your interests under the Plan, subject to the terms of your Employment Agreement, if applicable.

(9)	This Agreement and the Plan incorporated herein by reference, contains the entire agreement between you and the Company with respect to the Option.

(10)	You understand and agree that you will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Shares unless and until they have been issued to you after your exercise of this Option and payment for the Shares.

(11)	This Option cannot be assigned, transferred, pledged, hypothecated, or disposed of in any way and cannot be subject to execution, attachment or similar process; however, the Option is transferable by way of will or the laws of descent and distribution. During your lifetime, only you (or, if you are disabled, a guardian or legal representative) may exercise the Option.

(12)	You understand and agree that the existence of this Option will not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, including that of its subsidiaries, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(13)	At the time of exercise, except as provided below, the Company or its Affiliates may withhold from your payroll or any other payment due to you, and you agree to make adequate provision for, all taxes required by law to be withheld in connection with the Option. The Company agrees that it will, upon your request, permit you to satisfy, in whole or in part, the Company’s minimum statutory withholding tax obligation (based on minimum rates for federal and state law purposes, including payroll taxes) which may arise in connection with the Option either by electing to have the Company withhold from the Shares to be issued upon exercise that number of Shares, or by electing to deliver to the Company already-owned shares of Common Stock of the Company, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due.

(14)	The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, will be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award, the Option or the Shares will be brought in the federal or state courts in the districts, which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

(15)	The Committee may make various adjustments to your Option, including adjustments to the number and type of securities subject to the Option and the Exercise Price, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change of Control (as defined in the Employment Agreement), the Option will terminate upon the effective time of such Change of Control unless provision is made in connection with the transaction for the continuation or assumption of the Option by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof. In the event of such termination, you will be permitted, immediately before the Change of Control, to exercise the Option.

(16)	This Agreement may be amended from time to time by the Committee in its discretion; however, this Agreement may not be modified in a manner that would have a materially adverse affect on the Option or Shares, as reasonably determined by the Committee, except as provided in the Plan or in a written document signed by you and the Company.

(17)	Any notice that you are required to give the Company under this Agreement must be delivered to the Secretary of the Company or his or her designee at the principal executive office of the Company. Notice will be deemed to have been duly delivered when received by the Secretary or his or her designee in such form and manner as the Company finds to be reasonably acceptable.

(18)	The Option is granted subject to the terms of the Plan. Unless otherwise specifically provided in this Agreement, in the event of a conflict, inconsistency or ambiguity between or among any term or condition of this Agreement and the Plan, the provisions of, first, the Plan, and second, this Agreement, will control in that order of priority, except in the case of Section 14 of this Agreement which will control in all cases.

{Signature page follows}

Date: November 1, 2005

FTI CONSULTING, INC.

By:	/s/ THEODORE I. PINCUS
Theodore I. Pincus
Executive Vice President & Chief Financial Officer

OPTIONEE’S ACKNOWLEDGMENT AND SIGNATURE

I acknowledge receipt of a copy of the prospectus for the Plan, attached hereto. I represent that I have read it and am familiar with the Plan’s terms. I accept the Option subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Committee concerning any questions arising under the Plan with respect to the Option.

Date: November 1, 2005

DOMINIC DINAPOLI /s/ DOMINIC DINAPOLI